Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

TWDC HOLDCO 613 CORP.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Title 8, Chapter 1 of the Delaware Code and acts amendatory thereof and supplemental thereto, and known, as identified, and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is TWDC Holdco 613 Corp.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, County of New Castle, Wilmington, Delaware 19808, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH: The name and the mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS

Samantha Ostrom	c/o The Walt Disney Company 500 South Buena Vista Street Burbank, CA 91521 Attention: General Counsel

SIXTH: In furtherance, and not in limitation, of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

SEVENTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH: Each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director or officer of any other corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, or in any other capacity (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in such person’s official capacity or in any other capacity while holding such office, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to serve as a director or officer or in any other capacity and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators; provided, however, that, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The Corporation’s obligation, if any, to indemnify any person who was or is serving as a director of any direct or indirect subsidiary of the Corporation or, at the request of the Corporation, of any other corporation or of a partnership, joint venture, trust, or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the extent authorized from time to time by the Board, grant indemnification rights to any officer, employee or agent of the Corporation to the fullest extent of the provision of this Article EIGHTH and as permitted by the General Corporation Law of the State of Delaware.

NINTH: The Corporation shall to the fullest extent not prohibited by applicable law pay the reasonable expenses (including reasonable attorneys’ fees) incurred by indemnitee in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that no such advancement of expenses shall be made except upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision or order from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article NINTH or otherwise.

TENTH: The rights to indemnification and to the advancement of expenses conferred in Article EIGHTH and Article NINTH shall be contract rights. If (i) a claim for indemnification after the final disposition of a proceeding under such Article EIGHTH is not paid in full within 60 days after a written claim has been received by the Corporation or (ii) a claim for an advancement of expenses under Article NINTH is not paid in full by the Corporation within 20 days after a written claim (together with the requisite undertaking) has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware, and (b) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including the Board of Directors, any committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Corporation (including the Board of Directors, any committee thereof, independent legal counsel or its stockholders) that the indemnitee has not met such standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct. In the case of such a suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or not entitled to such advancement of expenses, under this Article TENTH or otherwise, shall be on the Corporation.

ELEVENTH: The rights to indemnification and to the advancement of expenses conferred in this Article ELEVENTH shall not be exclusive of any right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

TWELFTH: The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Corporation.

THIRTEENTH: Any right to indemnification or to advancement of expenses of any indemnitee arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Certificate of Incorporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

FOURTEENTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

THE UNDERSIGNED, the sole incorporator of the Corporation, hereby certifies under the penalty of perjury that the facts stated in this certificate of incorporation are true as of this 14th day of June, 2018.

/s/ Samantha Ostrom
Samantha Ostrom
Sole Incorporator

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